Calculation of Filing Fee Tables
S-8
Tevogen Bio Holdings Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	2,201,037	$ 5.345	$ 11,764,542.77	0.0001381	$ 1,624.68
Total Offering Amounts:						$ 11,764,542.77		$ 1,624.68
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,624.68
Offering Note
[1]	Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the common stock, par value $0.0001 per share (the "Common Stock"), of Tevogen Bio Holdings Inc. reported on the Nasdaq Stock Market on July 8, 2026. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional shares of Common Stock that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources